EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Sierra Monitor Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-18241, 333-85376 and 333-147083) on Form S-8 of Sierra Monitor Corporation of our report dated March 25, 2009, relating to the balance sheets of Sierra Monitor Corporation as of December 31, 2008 and 2007, and the related statements of income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2008, appearing in this annual report on Form 10-K of Sierra Monitor Corporation to be filed with the Securities and Exchange Commission.

/s/  Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

March 25, 2009